Exhibit 99.1

Earnings Release

Contact:	Craig Steeneck
973-541-6622

Pinnacle Foods Finance LLC

Reports Fiscal 2010 Second Quarter Results

Mountain Lakes, NJ August 9, 2010 - Pinnacle Foods Finance LLC (“Pinnacle” or the “Company”), a leading manufacturer, marketer and distributor of branded, high-quality food products in North America, announced its financial results for the second quarter ended June 27, 2010. Net sales were $576.1 million compared to $408.8 million in last year’s second quarter. This increase was principally due to the acquisition of Birds Eye Foods, Inc. late in 2009. Net earnings were $14.2 million compared to $2.5 million in the second quarter of last year. For the first six months of 2010, net sales were $1.233 billion compared with $836.2 million in last year’s first six months and net earnings were $18.1 million compared to $0.4 million a year ago. Consolidated EBITDA, as defined in our Senior Secured Credit Facility and the Indentures governing our Senior Notes and Senior Subordinated Notes, was $243.4 million in the first six months of 2010 compared to $231.7 million for the first six months of 2009, an increase of 5.0%. For the last twelve months ended June 27, 2010, Consolidated EBITDA was $483.8 million. Consolidated EBITDA is defined below under “Non-GAAP Financial Matters”.

Pinnacle’s Chief Executive Officer, Robert J. Gamgort said, “Operating in a challenging marketplace, we are pleased with our ability to deliver strong earnings and cash performance.”

Second Quarter 2010

Consolidated net sales were $576.1 million in the second quarter of 2010 compared to $408.8 million in last year’s second quarter, an increase of $167.3 million. The acquisition of Birds Eye Foods, Inc. added $197.2 million of net sales. On a proforma basis after giving effect to the acquisition of Birds Eye, net sales for the second quarter of 2010 were down 7.4% compared to the same period a year ago, with net sales in our North American retail businesses down 5.0% and Specialty Foods Division net sales down 17%.

Net sales in the Birds Eye Frozen Division were $230.7 million in the second quarter compared to $98.1 million in last year’s second quarter. The acquisition of Birds Eye Foods, Inc. added $138.1 million of net sales. Birds Eye® Steamfresh® vegetables grew compared with the same period a year ago driven by new product volume, promotional increases and strong market share performance. Birds Eye® Voila!® complete bagged meals showed a significant increase. The net sales of the remaining businesses in the division declined $5.5 million. Celeste® pizza sales declined in the quarter as there was increased competitive activity from new market entrants, more than offsetting increased sales of Aunt Jemima® frozen breakfasts.

Net sales in the Duncan Hines Grocery Division were $244.4 million in the second quarter compared to $229.8 million in last year’s second quarter. The acquisition of Birds Eye Foods, Inc. added $22.1 million of net sales. The net sales of the remaining businesses in the division declined $7.5 million. Sales of Duncan Hines® baking mixes and frostings declined in the quarter in the face of intense competition. However, Vlasic® pickles, Armour® canned meats and our Canadian business posted sales increases.

Net sales in the Specialty Foods Division were $101.0 million in the second quarter compared to $80.9 million in last year’s second quarter. The acquisition of Birds Eye Foods, Inc. added $37.0 million of net sales. The net sales of the remaining businesses in the division declined $16.9 million, in line with the company’s strategic initiative to de-emphasize lower margin foodservice and private label products.

Earnings before interest and taxes (EBIT) were $70.4 million in the second quarter of 2010, or 12.2% of net sales, compared to 9.5% of net sales in the second quarter of 2009. Excluding the impact of the write-up of Birds Eye inventories at the date of acquisition to fair value ($9.7 million), termination benefits ($1.7 million) and integration costs ($2.3 million), EBIT would have been $84.1 million, or 14.6% of net sales. The growth in EBIT and the EBIT margin was principally driven by lower commodity costs, improved product mix and our productivity initiatives taking hold, as well as reduced marketing and selling expenses.

Earnings were also impacted by higher interest expense to fund the Birds Eye acquisition and a lower effective tax rate. This year’s effective tax rate was 16.5% which included a one-time adjustment. Excluding the adjustment, the tax rate would be 40.6%. Last year’s effective tax rate was influenced by the valuation allowance against deferred tax assets which was released in the fourth quarter of 2009.

Overall, net earnings were $14.2 million in the second quarter of 2010, compared to $2.5 million in the same period a year ago.

First Six Months 2010

Consolidated net sales were $1.233 billion in the first six months of 2010 compared to $836.2 million in last year’s first six months, an increase of $396.3 million. The acquisition of Birds Eye Foods, Inc. added $440.2 million of net sales. On a proforma basis after giving effect to the acquisition of Birds Eye, net sales for the first six months of 2010 were down 3.6% compared to the same period a year ago, with net sales in our North American retail businesses down 0.6% and Specialty Foods Division net sales down 16%.

Net sales in the Birds Eye Frozen Division were $555.0 million in the first six months compared to $244.4 million in last year’s first six months. The acquisition of Birds Eye Foods, Inc. added $319.0 million of net sales. Birds Eye® Steamfresh® vegetables and Birds Eye® Voila!® complete bagged meals showed sales increases. The net sales of the remaining businesses in the division declined $8.4 million. Sales of Swanson® dinners and Celeste® pizza declined in the first six months, more than offsetting increased sales of Aunt Jemima® frozen breakfasts.

Net sales in the Duncan Hines Grocery Division were $470.6 million in the first six months compared to $426.2 million in last year’s first six months. The acquisition of Birds Eye Foods, Inc. added $49.6 million of net sales. The net sales of the remaining businesses in the division declined $5.2 million. Sales of Duncan Hines® baking mixes and frostings and Mrs. Butterworth’s® syrups declined in the first six months. However, Vlasic® pickles posted a sales increase and our Canadian business sales increased driven by a stronger Canadian dollar.

Net sales in the Specialty Foods Division were $206.9 million in the first six months compared to $165.6 million in last year’s first six months. The acquisition of Birds Eye Foods, Inc. added $71.6 million of net sales. The net sales of the remaining businesses in the division declined $30.3 million, in line with the company’s strategic initiative to de-emphasize lower margin foodservice and private label products.

Earnings before interest and taxes (EBIT) were $132.5 million in the first six months of 2010, or 10.8% of net sales, compared to 8.7% of net sales in the first six months of 2009. Excluding the impact of the write-up of Birds Eye inventories at the date of acquisition to fair value ($27.0 million), termination benefits ($10.5 million) and integration costs ($4.8 million), EBIT would have been $174.8 million, or 14.2% of net sales. The growth in EBIT and the EBIT margin was principally driven by lower commodity costs, improved product mix and our productivity initiatives taking hold, as well as reduced marketing and selling expenses.

Earnings were also impacted by higher interest expense to fund the Birds Eye acquisition and a lower effective tax rate. This year’s effective tax rate was 24.4% which included a one-time adjustment. Excluding the adjustment, the tax rate would be 39.8%. Last year’s effective tax rate was influenced by the valuation allowance against deferred tax assets which was released in the fourth quarter of 2009.

Overall, net earnings were $18.1 million in the first six months of 2010, compared to $0.4 million in the same period a year ago.

In the first six months of 2010, net cash provided by operating activities was $152.6 million led by the strong earnings before interest, taxes, depreciation and amortization and intense management focus on driving down inventory levels while maintaining high customer service levels.

During the first six months of 2010, we paid down $30.1 million of the bank term loans.

Conference Call Information

The company will hold a conference call on Tuesday, August 10, 2010 at 10:00 AM (ET) to discuss results for the second quarter ended June 27, 2010.

To access the call, you can dial (866) 847-7861 and reference conference name: Pinnacle Foods Q2 Earnings Call.

About Pinnacle Foods Finance LLC

Pinnacle Foods Finance LLC is a leading producer, marketer and distributor of high-quality branded food products operating in three segments: the Birds Eye Frozen Division, the Duncan Hines Grocery Division and Specialty Foods Group Division. The Birds Eye Frozen Division consists primarily of Birds Eye® frozen vegetables, Hungry-Man® and Swanson® single-serve frozen dinners and entrées, Birds Eye Voila!® multi-serve frozen dinners and entrées, Van de Kamp’s® and Mrs. Paul’s® frozen seafood, Aunt Jemima® frozen breakfast, Lender’s® bagels, and Celeste® frozen pizza. The Duncan Hines Grocery Division consists primarily of Duncan Hines® baking mixes and frostings, Vlasic® shelf-stable pickles, peppers and relish, Open Pit® barbeque sauces, Comstock® and Wilderness® pie fillings, Mrs. Butterworth’s® and Log Cabin® syrups, Bernstein’s® salad dressing, Armour®, Nalley® and Brooks® canned meat and all Canadian Operations. The Specialty Foods Division consist of Tim’s Cascade® and Snyder of Berlin® snack products and our food service and private label businesses.

Forward Looking Statements

This release may contain statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain “forward-looking information.” The words “estimates,” “expects,” “contemplates,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may,” “should,” and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are made based on management’s current expectations and beliefs concerning future events and various assumptions and are not guarantees of future performance. Actual results may differ materially as a result of various factors, some of which are beyond our control, including but not limited to: general economic and business conditions, including the recent deterioration of the credit and capital markets, industry trends, our substantial leverage and changes in our leverage, interest rate changes, changes in our ownership structure, competition, the loss of any of our major customers or suppliers, changes in demand for our products, changes in distribution channels or competitive conditions in the markets where we operate, costs of integrating acquisitions, the successful integration and achievement of estimated future cost savings related to the Birds Eye Foods acquisition, loss of our intellectual property rights, fluctuations in price and supply of raw materials, seasonality, our reliance on co-packers to meet our manufacturing needs, availability of qualified personnel, changes in the cost of compliance with laws and regulations, including environmental laws and regulations, and the other risks and uncertainties detailed in our Annual Report on Form 10-K for the fiscal year ended December 27, 2009 and subsequent reports filed with the Securities and Exchange Commission. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. We assume no obligation to update the information contained in the presentation.

Non-GAAP Financial Matters

Pinnacle believes that the presentation of Consolidated EBITDA provides investors with useful information, as it is important in measuring covenant compliance with the financial covenants and determining our ability to engage in certain transactions in compliance with our debt facilities and it is a metric used internally by our Board of Directors and senior management.

Consolidated EBITDA is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. You should not consider Consolidated EBITDA as an alternative to operating or net earnings, determined in accordance with GAAP, as an indicator of Pinnacle’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

Consolidated EBITDA is defined as earnings (loss) before interest expense, taxes, depreciation and amortization (“EBITDA”), further adjusted to exclude non-cash items, non-recurring items and other adjustment items permitted in calculating covenant compliance under the Senior Secured Credit Facility and the indentures governing the Senior Notes and Senior Subordinated Notes.

EBITDA and Consolidated EBITDA do not represent net earnings or (loss) or cash flow from operations as those terms are defined by Generally Accepted Accounting Principles (“GAAP”) and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definitions of Consolidated EBITDA in the Senior Secured Credit Facility and the indentures allow us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net loss or earnings. However, these are expenses that may recur, vary greatly and are difficult to predict. While EBITDA and Consolidated EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Our ability to comply with the financial covenants and engage in certain transactions in compliance with our debt agreements in future periods will depend on events beyond our control, and we cannot assure you that we will meet those ratios. A breach of any of these covenants in the future could result in a default under, or an inability to undertake certain activities in compliance with, the Senior Secured Credit Facility and the indentures governing the Senior Notes and Senior Subordinated Notes, at which time the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable. Any such acceleration would also result in a default under the indentures governing the Senior Notes and Senior Subordinated Notes.

The following table provides a reconciliation from our net earnings (loss) to EBITDA and Consolidated EBITDA for the six months ended June 27, 2010 and June 28, 2009 and the year ended December 27, 2009. The terms and related calculations are defined in the Senior Secured Credit Facility and the indentures governing the Senior Notes and Senior Subordinated Notes.

	Six Months Ended June 27, 2010	Six Months Ended June 28, 2009	Year Ended December 27, 2009

Net earnings (loss)	$18,104	$425	$302,603
Interest expense, net	108,558	58,255	121,078
Income tax expense (benefit)	5,831	14,434	(277,723)
Depreciation and amortization expense	38,677	32,472	65,468

EBITDA (unaudited)	$171,170	$105,586	$211,426

Acquired EBITDA - Birds Eye Acquisition (1)	—	76,455	142,268
Non-cash items (a)	28,287	562	4,738
Non-recurring items (b)	20,130	3,521	29,835
Other adjustment items (c)	5,689	10,930	26,673
Net cost savings projected to be realized as a result of initiatives taken (d)	18,102	34,688	57,188

Consolidated EBITDA (unaudited)	$243,378	$231,742	$472,128

Last twelve months Consolidated EBITDA (unaudited)	$483,764

(1)	In accordance with our Senior Secured Credit Facility and the indentures governing the Senior Notes and Senior Subordinated Notes, we have included an adjustment for the Acquired EBITDA for Birds Eye for the period prior to its acquisition, calculated consistent with the definition of Consolidated EBITDA.

(a)	Non-cash items are comprised of the following:

	Six Months Ended June 27, 2010	Six Months Ended June 28, 2009	Year Ended December 27, 2009

Non-cash equity-related compensation charges	$408	$453	$3,190
Unrealized mark-to-market losses or (gains) resulting from hedging activities	831	109	(277)
Impairment charges or asset write-offs	—	—	1,300
Effects of adjustments related to the application of purchase accounting - the write-up to fair market value of inventories acquired as a result of the Birds Eye Acquisition	27,048	—	525

Total non-cash items	$28,287	$562	$4,738

(b)	Non-recurring items are comprised of the following:

	Six Months Ended June 27, 2010	Six Months Ended June 28, 2009	Year Ended December 27, 2009

Expenses in connection with an acquisition or other non-recurring merger costs	$242	$199	$25,238
Restructuring charges, integration costs and other business optimization expenses	18,794	422	986
Employee severance and recruiting	1,094	2,900	3,611

Total non-recurring items	$20,130	$3,521	$29,835

(c)	Other adjustment items are comprised of the following:

	Six Months Ended June 27, 2010	Six Months Ended June 28, 2009	Year Ended December 27, 2009

Management, monitoring, consulting and advisory fees paid to Blackstone	$2,305	$1,268	$2,540
Variable product contribution principally from the Birds Eye Steamfresh complete bagged meals no longer being offered	3,384	9,662	24,133

Total other adjustments	$5,689	$10,930	$26,673

(d)	Net cost savings projected to be realized as a result of initiatives taken:

	Six Months Ended June 27, 2010	Six Months Ended June 28, 2009	Year Ended December 27, 2009

Productivity initiatives in our manufacturing facilities, freight and distribution systems and purchasing programs	$—	$12,188	$12,188
Estimated net cost savings associated with the Birds Eye Acquisition (“synergies”) (1)	18,102	22,500	45,000

Total net cost savings projected to be realized as a result of initiatives taken	$18,102	$34,688	$57,188

(1)	Represents the estimated reduction in operating costs that we anticipate will result from the combination of Pinnacle and Birds Eye as a result of eliminating duplicate overhead functions and overlapping operating expenses, leveraging supplier relationships and combined purchasing power to obtain procurement savings or raw materials and packaging, and optimizing and rationalizing overlapping frozen warehouse and distribution networks less what has been realized in the first quarter.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(thousands of dollars)

	Three months ended		Six months ended
	June 27, 2010	June 28, 2009	June 27, 2010	June 28, 2009

Net sales	$576,080	$408,822	$1,232,516	$836,230
Cost of products sold	434,142	318,152	934,848	658,145

Gross profit	141,938	90,670	297,668	178,085

Operating expenses
Marketing and selling expenses	38,490	30,602	91,327	64,957
Administrative expenses	26,562	15,974	60,492	29,503
Research and development expenses	2,202	1,107	4,548	2,117
Other (income) expense, net	4,286	4,197	8,809	8,394

Total operating expenses	71,540	51,880	165,176	104,971

Earnings before interest and taxes	70,398	38,790	132,492	73,114

Interest expense	53,503	28,658	108,714	58,268
Interest income	70	9	157	13

Earnings before income taxes	16,965	10,141	23,935	14,859
Provision for income taxes	2,791	7,616	5,831	14,434

Net earnings	$14,174	$2,525	$18,104	$425

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(thousands of dollars)

	June 27, 2010	December 27, 2009

Current assets:
Cash and cash equivalents	$142,827	$73,874
Accounts receivable, net	155,623	158,004
Inventories, net	296,646	389,967
Other current assets	28,603	26,960
Deferred tax assets	35,657	25,670

Total current assets	659,356	674,475

Plant assets, net	421,666	412,208
Tradenames	1,658,812	1,658,812
Other assets, net	218,352	233,823
Goodwill	1,559,180	1,559,180

Total assets	$4,517,366	$4,538,498

Current liabilities:
Short-term borrowings	$378	$1,232
Current portion of long-term obligations	4,336	38,228
Accounts payable	108,169	130,360
Accrued trade marketing expense	39,669	49,048
Accrued liabilities	152,586	130,035
Accrued income taxes	2,353	455

Total current liabilities	307,491	349,358

Long-term debt (includes $129,310 and $109,237 owed to related parties)	2,855,496	2,849,251
Pension and other postretirement benefits	78,454	82,437
Other long-term liabilities	34,508	39,383
Deferred tax liabilities	352,890	343,716

Total liabilities	3,628,839	3,664,145

Commitments and contingencies

Shareholder’s equity:
Pinnacle Common stock: par value $.01 per share, 100 shares authorized, issued 100 shares	—	—
Additional paid-in-capital	693,052	693,196
Notes receivable from officers	—	(565)
Retained earnings	243,417	225,313
Accumulated other comprehensive (loss) income	(47,942)	(43,591)

Total shareholder’s equity	888,527	874,353

Total liabilities and shareholder’s equity	$4,517,366	$4,538,498

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(thousands of dollars)

	Six months ended
	June 27, 2010	June 28, 2009

Cash flows from operating activities
Net earnings from operations	$18,104	$425
Non-cash charges (credits) to net earnings
Depreciation and amortization	38,677	32,472
Amortization of discount on term loan	1,374	—
Amortization of debt acquisition costs	6,582	2,367
Amortization of deferred mark-to-market adjustment on terminated swaps	1,829	2,394
Change in value of financial instruments	1,251	110
Stock-based compensation charge	410	453
Postretirement healthcare benefits	(24)	(13)
Pension expense net of contributions	(464)	1,316
Other long-term liabilities	1,276	1,151
Other long term assets	156	(1,297)
Deferred income taxes	(3,957)	15,037
Changes in working capital
Accounts receivable	2,487	(3,278)
Inventories	93,685	4,935
Accrued trade marketing expense	(9,441)	(3,653)
Accounts payable	(8,070)	14,933
Accrued liabilities	13,327	1,475
Other current assets	(4,650)	(1,432)

Net cash provided by operating activities	152,552	67,395

Cash flows from investing activities
Capital expenditures	(37,534)	(31,145)

Net cash used in investing activities	(37,534)	(31,145)

Cash flows from financing activities
Change in bank overdrafts	(14,304)	—
Repayment of capital lease obligations	(876)	(138)
Repayment of notes receivable from officers	565	—
Equity contributions	350	250
Repurchases of Equity	(905)	(5)
Debt acquisition costs	(17)	—
Borrowings under revolving credit facility	—	32,208
Repayments of revolving credit facility	—	(58,208)
Proceeds from short-term borrowings	497	—
Repayments of short-term borrowings	(1,350)	(163)
Repayments of long term obligations	(30,143)	(6,250)

Net cash used in financing activities	(46,183)	(32,306)

Effect of exchange rate changes on cash	118	122

Net change in cash and cash equivalents	68,953	4,066
Cash and cash equivalents - beginning of period	73,874	4,261

Cash and cash equivalents - end of period	$142,827	$8,327

Supplemental disclosures of cash flow information:
Interest paid	$84,074	$65,128
Interest received	157	13
Income taxes paid	5,858	578
Non-cash investing activity:
Capital lease activity	(1,998)	(1,227)